SYS Contact: Edward M. Lake Chief Financial Officer 858-715-5500 Email: elake@systechnologies.com	Investor Contact: Moriah Shilton Lippert/Heilshorn & Associates 415-433-3777 Email: mshilton@lhai.com

SYS TECHNOLOGIES REPORTS FISCAL 2007 THIRD QUARTER AND NINE MONTHS RESULTS

--Quarterly Revenues Increase 42% to $19.1 Million Compared to Third Quarter 2006-
-- Nine Month Revenues Increase 40% to $54.5 Million Compared to Fiscal 2006 --

SAN DIEGO, CA - May 14, 2007 - SYS Technologies, Inc. (“SYS”) (AMEX: SYS) a leading provider of information connectivity solutions that enable situational awareness and real-time collaboration, today reported results for the third quarter and nine months ended March 30, 2007.

Cliff Cooke, chief executive officer of SYS, said, “Through complementary acquisitions, product development and broader distribution channels, we have driven revenue growth of approximately 40 percent for the nine months ended March 30, 2007 as compared to last year’s period. However, as previously noted, this is less than our goal due to delays in planned purchases from major customers, which negatively affected our fiscal third quarter results. Although disappointed in the near-term delay, we do expect a significant portion of these purchases to occur during our fourth quarter. Notably, I am encouraged by the consistent improvement in our gross margins, which have yielded between 22 percent and 23 percent in each of the past three quarters. This increase over the prior year’s year to date average of 19 percent demonstrates we are beginning to deliver the intended impact of our targeted revenue mix between products and services.”

“Pursuing our growth strategy, we have devoted sales, marketing, business development, and research, engineering and development resources to our VigilysTM Tactical Operations System and other product lines, which has increased expenses compared to last year. While we have achieved some cost synergies from our acquisitions, we have not yet reached the level necessary to be profitable. Therefore, with long-term sustainable profitability in mind, in our second quarter we began implementing organizational, facility and discretionary spending cuts. Similarly, we are working to generate more cost efficiencies in our general and administrative activities. During the fourth quarter, we will vigorously continue these efforts to position SYS for profitability at the start of fiscal 2008,” Cooke added.

Third quarter fiscal 2007 revenues were $19.1 million. The $5.7 million increase from the prior year’s third quarter reflects balanced revenue contributions from acquisitions, services and products. Third quarter 2007 generally accepted accounting principles (GAAP) net loss was $1.1 million, or $0.06 per basic and diluted share. This compares with a third quarter 2006 GAAP net loss of $1.3 million, or $0.10 per basic and diluted share. For the third quarter of 2007, the company reported non-GAAP net loss of approximately $650,000, or $0.04 per basic and diluted share, compared to non-GAAP net loss of $978,000, or $0.07 per basic and diluted share, in the prior year’s quarter.

Management has included information about non-GAAP net income (loss) because management believes it provides a more meaningful measure of quarter-over-quarter and year-over-year financial performance. A reconciliation of GAAP results to non-GAAP net income (loss) results follows in this press release. Non-GAAP net income (loss) and non-GAAP net income (loss) per share are non-GAAP measures and exclude amortization of intangibles from acquisitions, non-cash share-based compensation charges and asset impairment charges, if any, all net of their related tax effect. For further information, please refer to the section of the press release titled, “Notice Regarding Use of Non-GAAP Financial Measures.”

Cooke added, “I remain very encouraged by the progress we are making and the opportunities that lie ahead. Apart from decreases in certain software development services, our Defense Solutions Group has managed quarter-over-quarter non-acquisition based revenue growth of 15 percent fueled by significant growth in technical program development and assessment, enterprise architecture and training programs. We have made significant progress in the further development of Vigilys and continue to get very enthusiastic interest throughout the public safety market. During this initial deployment phase of Vigilys, we have learned a great deal about customer needs and requirements in the public safety markets, and we are adapting our sales and marketing strategy accordingly.”

For the nine months ended March 30, 2007, revenues were $54.5 million, up $15.6 million from the prior year’s nine-month period, reflecting contributions from acquisitions, services and products. The nine-month GAAP net loss was $1.5 million, or $0.09 per share, compared to GAAP net loss of $664,000, or $0.06 per share, in the prior year’s nine-month period. For the nine month period ended March 30, 2007, the company reported non-GAAP net loss of $624,000, or $0.04 per share, compared to non-GAAP net loss of $47,000, or $0.00 per diluted share, in the prior year’s nine-month period.

Outlook
Cooke concluded, “Our progress on top line revenue growth has been continuous and is significant. We believe we can achieve fiscal year 2007 revenue of between $73 million and $75 million. We also continue to expect we will be breakeven in our fiscal fourth quarter and are positioning the company to achieve profitability as we move into fiscal 2008.”

Recent Corporate Highlights
•
Selected by Minnesota Army National Guard to deploy NeuralStar™ to be its core network management platform. The cumulative combined value of Minnesota, Alabama and Mississippi state guard contracts has reached approximately $500,000.

•	Demonstrated critical real-time Military and Civilian Information Connectivity Solutions in support of recent Navy Trident Warrior ’07 Exercise.
•	Awarded three new contracts totaling $2.5 million with the Department of Defense consisting of both new and follow-on work.
•	For the nine months ended March 30, 2007 as compared to March 31, 2006:
o	Delivered products-based revenues of $4.1 million, or eight percent of total revenues, more than doubling the $1.9 million, or five percent of total revenue.
o	Increased Public Safety, Security and Industrial Systems Group revenue to $17.5 million, or 32 percent of total revenue, more than doubling the $7.3 million, or 19 percent of total revenue.

Conference Call
SYS management will host a conference call today at 11:00am EST (8:00am PST) to discuss its financial results for the recent quarter and to answer questions. Participating in the call will be Cliff Cooke, Chief Executive Officer, and Ed Lake, Chief Financial Officer.

To participate in the live call, please dial (866) 277-1184 from the US or, for international callers, please dial (617) 597-5360 passcode #39733726, approximately 15 minutes before the start time. A telephone replay will be available for two weeks by dialing (888) 286-8010 from the US, or (617) 801-6888 for international callers, and entering passcode #37418923. To listen to the conference call live via the Internet, visit SYS' web site at www.systechnologies.com. Please go to the web site 15 minutes prior to its start to register, download, and install the necessary audio software. A replay will be available on SYS' web site for two weeks.

About SYS Technologies

SYS (AMEX: SYS), is a leading provider of information connectivity solutions that capture, analyze and present real-time information to our customers in the Department of Defense, Department of Homeland Security, other government agencies and to commercial companies. Using interoperable communications software, sensors, digital video broadcast and surveillance technologies, wireless networks, network management, decision-support tools and Net-centric technologies, our technical experts enhance complex decision-making. We also provide solution lifecycle support with program, financial, test and logistical services and training. Founded in 1966, SYS is headquartered in San Diego and has principal offices in California and Virginia. For additional information, visit www.systechnologies.com.
Notice Regarding Use of Non-GAAP Financial Measures
Certain of the information set forth herein, including non-GAAP net income (loss) and non-GAAP net income (loss) per share, are non-GAAP financial measures. SYS believes this information is useful to investors because it provides a basis for measuring SYS’ available capital resources, the operating performance of SYS’ business and SYS’ cash flow, excluding the effects of non-cash charges for amortization of intangibles from acquisitions, non-cash share-based compensation charges and asset impairment charges, if any, all net of their related tax effects, that would normally be included in the most directly comparable measures calculated and presented in accordance with GAAP. SYS’ management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating SYS’ operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. Non-financial measures as reported by SYS may not be comparable to similarly titled amounts reported by other companies. A reconciliation of GAAP results to non-GAAP results has been provided in the financial statement tables that accompany this press release.

Notice Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements other than statements of historical fact included in this press release regarding the Company’s strategies, plans, objectives, expectations, and future operating results are forward-looking statements.  Although SYS believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct.  Actual results could differ materially based upon a number of factors including, but not limited to, the state of economy, competition, unanticipated business opportunities, availability of financing, market acceptance, government regulation, dependence on key personnel, limited public markets  and liquidity, shares eligible for future sale, continuation and renewal of contracts and other risks that may apply to the Company, including risks that are disclosed in the Company’s Securities and Exchange Commission filing.

- Tables Follow -

SYS AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) (amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 30,	March 31,	March 30,	March 31,
	2007	2006	2007	2006

Revenues	$19,069	$13,388	$54,528	$38,930

Operating costs and expenses:
Costs of revenue	14,811	11,392	42,138	31,526
Selling, general and administrative	4,299	2,901	10,877	5,942
Research, engineering and development	1,059	926	3,050	1,987
Total operating costs and expenses	20,169	15,219	56,065	39,455

Loss from operations	(1,100)	(1,831)	(1,537)	(525)

Other (income) expense:
Other income	(29)	(35)	(90)	(93)
Interest expense	147	123	529	313
Total other expense	118	88	439	220

Loss before income taxes	(1,218)	(1,919)	(1,976)	(745)

Income tax benefit	(162)	(586)	(464)	(81)

Net loss	$(1,056)	$(1,333)	$(1,512)	$(664)

Net loss per share:
Basic	$(0.06)	$(0.10)	$(0.09)	$(0.06)
Diluted	$(0.06)	$(0.10)	$(0.09)	$(0.06)

Weighted average shares:
Basic	18,666	13,133	17,196	11,958
Diluted	18,666	13,133	17,196	11,958

SYS TECHNOLOGIES
RECONCILIATION OF GAAP NET LOSS TO
NON-GAAP NET LOSS
( in thousands except per share data)

	Three Months Ended		Nine Months Ended
	March 30,	March 31,	March 30,	March 31,
	2007	2006	2007	2006

GAAP net loss	$(1,056)	$(1,333)	$(1,512)	$(664)

Amortization of intangibles	257	90	830	284
Share-based compensation expense	104	143	331	409
Tax effect	45	122	(273)	(76)
Non-GAAP net loss	$(650)	$(978)	$(624)	$(47)

Basic Non-GAAP loss per share	$(0.04)	$(0.07)	$(0.04)	$0.00
Diluted Non-GAAP loss per share	$(0.04)	$(0.07)	$(0.04)	$0.00

Shares used in the calculation of basic Non-GAAP EPS	18,666	13,133	17,196	11,958
Shares used in the calculation of diluted Non-GAAP EPS	18,666	13,133	17,196	11,958

SYS TECHNOLOGIES
SELECTED CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	March 30, 2007	June 30, 2006

Cash	$1,665	$2,106

Accounts receivable, net	$16,249	$13,966

Convertible notes payable	$3,321	$5,197

Stockholders’ equity	$34,545	$27,507